PRESS RELEASE                                  SOURCE: First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR MACQUARIE/FIRST TRUST GLOBAL INFRASTRUCTURE/UTILITIES DIVIDEND & INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- February 26, 2019 -- First Trust Advisors L.P. ("FTA") announced today that Macquarie Capital Investment Management LLC ("MCIM") and Four Corners Capital Management LLC ("Four Corners"), investment sub-advisors for the Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund (NYSE: MFD) (the "Fund"), will release an update on the market and the Fund for financial advisors and investors. The update will be available THURSDAY, FEBRUARY 28, 2019, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON WEDNESDAY, MARCH 27, 2019. To listen to the update, follow these instructions:

--   Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 9120305
     and PIN # 1167. The update will be available from Thursday, February 28, 2019, at 5:00 P.M. Eastern Time until 11:59 P.M.
     Eastern Time on Wednesday, March 27, 2019.

The Fund is a non-diversified, closed-end management investment company that seeks a high level of current return consisting of dividends, interest and other similar income while attempting to preserve capital. The Fund seeks to achieve its investment objective by investing predominantly in the securities of companies that are involved in the management, ownership and/or operation of infrastructure and utility assets and are expected to offer reasonably predictable income and attractive yields.

FTA is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $121 billion as of January 31, 2019 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Both MCIM and Four Corners operate within Macquarie Asset Management ("MAM") and are wholly-owned, indirect subsidiaries of Macquarie Group Limited ("Macquarie Group"). Macquarie Group is a global provider of banking, financial, advisory, investment and funds management services. MAM is the global investment management business of Macquarie Group. The Fund's Core Component, which consists primarily of equity securities and equity-like securities issued by infrastructure issuers, is managed by MCIM, which started operations in 2004 with the launch of the Fund. MCIM and its Australia-based affiliates managed approximately $2.6 billion of assets as of December 31, 2018, in MAM's Infrastructure Securities portfolios, which includes the Fund. The Fund's Senior Loan Component is managed by Four Corners. Four Corners was founded in 2001 and became a wholly-owned, indirect subsidiary of Macquarie Group in 2008. Four Corners managed approximately $1.1 billion of assets as of January 31, 2019, with an emphasis on Senior Loans.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Fund's investment objectives will be achieved. The Fund may not be appropriate for all investors.

Principal Risk Factors: The Fund principally invests in a global portfolio of infrastructure stocks in a range of currencies and senior secured loans. Accordingly, the Fund's NAV will fluctuate with changes in the value of the Fund's holdings. Investment in infrastructure and utilities issuers are subject to various risks including governmental regulations, high interest costs associated with capital construction programs, costs associated with environmental regulation, the effects of economic slowdown and surplus capacity, competition from other providers of services and other factors. Investment in non-U.S. securities is subject to the risk of currency fluctuations and to economic and political risks associated with such foreign countries.

The Senior Loans in which the Fund invests are generally considered to be "high-yield securities". High yield securities are subject to greater market fluctuations and risk of loss than securities with higher ratings. The Fund's portfolio is also subject to credit risk and interest rate risk. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates. Credit risk is the risk of nonpayment of scheduled contractual repayments whether interest and/or principal payments or payments for services and that the value of a security may decline as a result.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses. There can be no assurance as to what portion of the distributions paid to the Fund's common shareholders will consist of tax-advantaged qualified dividend income.

The risks of investing in the Fund are spelled out in the shareholder reports and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA and the Internal Revenue Code. First Trust has no knowledge of and has not been provided any information regarding any investor. Financial advisors must determine whether particular investments are appropriate for their clients. First Trust believes the financial advisor is a fiduciary, is capable of evaluating investment risks independently and is responsible for exercising independent judgment with respect to its retirement plan clients.

The Fund's daily New York Stock Exchange closing price and daily net asset value, as well as other information are available at www.ftportfolios.com or by calling 1-800-988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source:  First Trust Advisors L.P.